Exhibit 5.1

Proskauer Rose LLP Eleven Times Square New York, NY 10036-8299

March 30, 2012

Western Liberty Bancorp

8363 W. Sunset Road, Suite 350

Las Vegas, Nevada 89113

Re:	Western Liberty Bancorp, Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Western Liberty Bancorp, a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 with exhibits thereto (the “Registration Statement”) by the Company under the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, relating to the registration of 229,023 shares of common stock, par value $0.0001 per share, of the Company (the “Plan Shares”) to be reserved for issuance pursuant to awards under the Western Liberty Bancorp Stock Option Plan (amended and restated as of October 28, 2010) (the “Plan”).

In so acting, we have participated in the preparation of the Registration Statement and have reviewed the corporate proceedings in connection with the Plan. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all such corporate records, documents, agreements and instruments relating to the Company, and certificates of public officials and of representatives of the Company, and have made such investigations of law, and have discussed with representatives of the Company and such other persons such questions of fact, as we have deemed proper and necessary as a basis for rendering this opinion.

As to matters of fact relevant to this opinion, we have relied upon and assumed without independent verification, the accuracy of certificates of public officials and officers of the Company. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies. We have also assumed that any certificates representing the Plan Shares will have been properly signed by authorized officers of the Company or their agents.

Based upon, and subject to, the foregoing, we are of the opinion that the Plan Shares are duly authorized and, when and to the extent issued pursuant to awards under the Plan, will be, assuming no change in the applicable law or pertinent facts, validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the General Corporation Law of the State of Delaware, and we express no opinion as to the laws, statutes, rules or regulations of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Beijing | Boca Raton | Boston | Chicago | Hong Kong | London | Los Angeles | New Orleans | New York | Newark | Paris | São Paulo | Washington, DC

Western Liberty Bancorp

March 30, 2012

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the Plan Shares.

Very truly yours,

/s/ Proskauer Rose LLP